Exhibit 99.1

Clearside Biomedical to Pursue Strategic Sale of its Business Through Voluntary Chapter 11 Process

- Intended to Maximize Stakeholder Value Through Structured Process -

- Validated SCS Microinjector® Delivery Platform Anchored by

Commercial Product and Five Suprachoroidal Licensing Collaborations

with Future Royalty Revenue Potential -

- CLS-AX TKI Program Includes Phase 3-Ready Asset in Wet AMD

and Path for Phase 2b/3 Trial in Diabetic Retinopathy -

- IND-Ready Programs Targeting Geographic Atrophy and Diabetic Macula Edema -

ALPHARETTA, Ga., November 24, 2025 — Clearside Biomedical, Inc. (Nasdaq: CLSD) (“Clearside” or the “Company”), a biopharmaceutical company revolutionizing the delivery of therapies to the back of the eye through the suprachoroidal space (SCS®), announced today that it has filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the District of Delaware. As part of the case, Clearside also intends to file a motion seeking authorization to pursue an auction and sale process under Section 363 of the U.S. Bankruptcy Code. The proposed bidding procedures, if approved by the court, would require interested parties to submit binding offers to acquire Clearside’s assets in whole or in part, which would be purchased free and clear of liens and interests.

“Our Board of Directors and management team have thoroughly assessed all of our strategic options and believe that this Chapter 11 structured process represents the best possible option for Clearside and its stakeholders,” said George Lasezkay, PharmD, JD, President and Chief Executive Officer. “We believe that we have attractive assets based on our clinically proven SCS Microinjector® platform and associated intellectual property, our successful suprachoroidal CLS-AX (axitinib injectable suspension) clinical development program, multiple suprachoroidal licensing agreements and other related assets.”

Clearside has filed a series of motions with the court seeking to ensure the continuation of normal operations during this process. Additional information about this process and proposed asset auction and sale, as well as other documents related to the restructuring and reorganization proceedings, is available through Clearside’s claims agent, Epiq Bankruptcy Solutions LLC, at https://dm.epiq11.com/ClearsideBiomedical.

The petition was filed in United States Bankruptcy Court for the District of Delaware, Case No. 25-12109.

Advisors

Cooley LLP and Richards, Layton & Finger, P.A. are serving as legal counsel and Berkeley Research Group LLC (BRG) is serving as financial restructuring advisor to Clearside.

Company Highlights

SCS Injection Platform:

•

The SCS Microinjector is a proven in-office, repeatable, non-surgical procedure for the targeted delivery of a wide variety of therapies to the macula, retina, or choroid to potentially preserve and improve vision in patients with sight-threatening eye diseases.

•

Clearside has a pipeline of small molecule product candidates for administration via the SCS Microinjector, and commercial scale manufacturing capability for the SCS Microinjector that includes ISO certification and CE mark certification.

•

Clearside successfully navigated the U.S. Food & Drug Administration (“FDA”) drug/device regulatory pathway to obtain commercial approval for its first product, XIPERE® (triamcinolone acetonide injectable suspension) for suprachoroidal use for the treatment of uveitic macular edema.

•

A permanent CPT code is assigned in the United States for suprachoroidal injections potentially enabling physicians to receive higher reimbursement for administering any drug into the SCS versus the reimbursement of the current practice of injecting drugs into the vitreous.

Internal Pipeline - CLS-AX Program:

•

CLS-AX (axitinib injectable suspension) is a proprietary suspension of axitinib for suprachoroidal injection. CLS-AX is being developed for the treatment of serious back of the eye diseases including neovascular age-related macular degeneration (wet AMD) and diabetic retinopathy.

•

Suprachoroidal injection of CLS-AX has demonstrated meaningful potential in Phase 1/2a and Phase 2b wet AMD clinical trials. These data support the potential efficacy, safety and versatility of CLS-AX to treat this chronic disease.

•

Clearside conducted a successful End-of-Phase 2 meeting with the FDA and gained alignment on the essential components of a potential Phase 3 program in wet AMD designed to provide dosing flexibility similar to the current standard of care anti-VEGF biologics with the extended durability of a tyrosine kinase inhibitor (TKI). Clearside has also developed a Phase 2b/3 clinical trial design for CLS-AX in diabetic retinopathy.

Internal Pipeline – Preclinical Small Molecule Programs:

•

Clearside is evaluating preclinical data on two approaches targeting Geographic Atrophy (GA) – improving choroidal perfusion and modulating pro-inflammatory cells. Delivery of small molecules via suprachoroidal injection enables comprehensive drug coverage of both the retina and choroid, while also potentially minimizing systemic and anterior segment side effects.

•

Clearside is evaluating preclinical data on the combination of a steroid plus a TKI (axitinib formulation) for the treatment of Diabetic Macula Edema (DME), the most common cause of vision loss in individuals with diabetes.

External Licensing Agreements:

•	Clearside strategically partners its SCS injection platform with companies utilizing other ophthalmic therapeutic agents including gene therapies and anti-tumor agents.

•

Clearside’s innovative SCS Microinjector is being used in commercial ophthalmic products and clinical development programs by Aura Biosciences, Bausch + Lomb, BioCryst Pharmaceuticals, REGENXBIO and its global partner AbbVie, and Arctic Vision and its commercial partner Santen.

Royalty Sub:

•

In connection with a Purchase and Sale Agreement (the “Purchase and Sale Agreement”) entered into in August 2022 between Clearside Royalty LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (“Royalty Sub”) and entities managed by HealthCare Royalty Management, LLC (“HCR”), Royalty Sub received from the Company, and subsequently sold to HCR, certain rights to receive royalty and milestone payments payable to the Company under existing license agreements related to XIPERE (triamcinolone acetonide injectable suspension) or the Company’s SCS Microinjector technology (collectively, the “Royalties”).

•	Assets available for sale related to the Royalty Sub include:

•	Equity in Clearside Royalty LLC.

•	Right to revenue from the Royalties after reaching the revenue cap on Royalties purchased by HCR of $106.5 million.

•	Rights to CLS-AX and its other pre-clinical programs.

About Clearside’s Suprachoroidal Space (SCS®) Injection Platform and SCS Microinjector®

Clearside’s suprachoroidal delivery platform is designed to enable targeted treatment for multiple retinal diseases, including neovascular age-related macular degeneration (wet AMD), diabetic retinopathy, diabetic macular edema, geographic atrophy and ocular cancer. The Company’s patent protected, proprietary suprachoroidal space (SCS®) injection treatment approach offers unprecedented access to the back of the eye, where sight-threatening disease often occurs. Clearside’s patented SCS Microinjector® can deliver a wide variety of drug candidates into the suprachoroidal space, providing targeted delivery to potentially improve efficacy and compartmentalization of medication to reduce or eliminate toxic effects on non-diseased cells. The SCS Microinjector is comprised of a syringe with a custom-designed hub and two 30-gauge hollow microneedles of varying lengths, each approximately one millimeter, optimizing insertion and suprachoroidal administration of drugs.

About XIPERE® (triamcinolone acetonide injectable suspension) for suprachoroidal use

XIPERE® (triamcinolone acetonide injectable suspension) for suprachoroidal use is a proprietary suspension of the corticosteroid triamcinolone acetonide for administration to the suprachoroidal space for the treatment of macular edema associated with uveitis. XIPERE is approved by the U.S. Food and Drug Administration and is commercially available in the United States. Bausch + Lomb, a leading global eye health company dedicated to helping people see better to live better, has the exclusive license for the commercialization and development of XIPERE in the U.S. and Canada. Arctic Vision, a specialty ophthalmology company based in China, has the exclusive license for the commercialization and development of XIPERE, which they refer to as Arcatus®, in Greater China, South Korea, Australia, New Zealand, India and the ASEAN Countries. A link to the full prescribing information is available at https://www.xipere.com/hcp/#isi.

About CLS-AX (axitinib injectable suspension)

Clearside’s lead development asset, CLS-AX (axitinib injectable suspension), is a proprietary suspension of axitinib for suprachoroidal injection. Axitinib is a tyrosine kinase inhibitor (TKI), currently approved as an oral tablet formulation to treat advanced renal cell carcinoma, that achieves pan-VEGF blockade, directly inhibiting VEGF receptors-1, -2, and -3 with high potency and specificity. Clearside believes this broad VEGF blockade may have efficacy advantages over existing retinal therapies by acting at a different level of the angiogenesis cascade and may benefit patients who sub-optimally respond to current, more narrowly focused anti-VEGF therapies.

With suprachoroidal administration of axitinib, there is the potential to achieve prolonged duration and targeted delivery to affected tissue layers by compartmentalizing axitinib behind the retina, thereby limiting drug exposure to the front of the eye. Suprachoroidal injection of this proprietary suspension of axitinib has demonstrated positive results in Phase 1/2a and Phase 2b wet AMD clinical trials in which CLS-AX was well tolerated and demonstrated a positive safety profile. Clearside has aligned with the U.S. Food and Drug Administration (FDA) on the design of a potential Phase 3 trial in wet AMD and has also developed a streamlined Phase 2b/3 trial design in non-proliferative diabetic retinopathy.

About Clearside Biomedical, Inc.

Clearside Biomedical, Inc. is a biopharmaceutical company revolutionizing the delivery of therapies to the back of the eye through the suprachoroidal space (SCS®) to improve patient outcomes. Clearside’s SCS injection platform, utilizing the Company’s patented SCS Microinjector®, enables an in-office, repeatable, non-surgical procedure for the targeted and compartmentalized delivery of a wide variety of therapies to the macula, retina, or choroid to potentially preserve and improve vision in patients with sight-threatening eye diseases. Clearside has a pipeline of small molecule product candidates for administration via its SCS Microinjector. The Company’s lead program, CLS-AX (axitinib injectable suspension), is a Phase 3 ready asset for the treatment of neovascular age-related macular degeneration (wet AMD). Clearside developed and gained approval for its first product, XIPERE® (triamcinolone acetonide injectable suspension) for suprachoroidal use, which is available in the U.S. through a commercial partner. Clearside also strategically partners its SCS injection platform with companies utilizing other ophthalmic therapeutic innovations. For more information, please visit clearsidebio.com or follow us on LinkedIn and X.

Cautionary Note Regarding Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “believe”, “expect”, “may”, “plan”, “potential”, “will”, and similar expressions, and are based on Clearside’s current beliefs and expectations. These forward-looking statements include statements regarding: the board of director’s and management’s belief that Chapter 11 represents the best possible option for Clearside and its stakeholders; expectations relating to the auction and sale process, and related bidding procedures; the clinical development of Clearside’s product candidates, including CLS-AX and the potential Phase 3 trial design; the potential benefits of CLS-AX, Clearside’s suprachoroidal delivery technology and Clearside’s SCS Microinjector®; and pipeline expansion opportunities. These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements. Risks and uncertainties that may cause actual results to differ materially include: the approval by the court of Clearside’s first day motions; risks and uncertainties regarding Clearside’s ability to successfully consummate and complete a plan of reorganization under Chapter 11; risks associated with the potential adverse impact of the bankruptcy proceedings on Clearside’s business, financial condition, liquidity and results of operations; Clearside’s ability to maintain contracts that are critical to expected limited operations and meet financial obligations during the bankruptcy proceedings; the outcome and timing of the bankruptcy process and any potential sale of all or some of Clearside’s assets; the effect of the filing of bankruptcy and any potential sale of all or some of Clearside’s assets on its relationships with third parties; Clearside’s expectations regarding liquidity and obligations, including its use of, and need for, cash and any other underlying assumptions; the length of time that Clearside will operate under Chapter 11 and the continued availability of operating capital during such pendency; the impact of the Chapter 11 case on the trading price and volatility of Clearside’s common stock and the possible delisting of Clearside’s common stock; any potential proceedings that may be brought by third parties in connection with the bankruptcy petitions or the potential sale of all or some of Clearside’s assets; uncertainty regarding obtaining the bankruptcy court’s approval of the potential sale of all or some of Clearside’s assets or other terms and conditions to any such potential sale; Clearside’s ability to negotiate and obtain any financing, including debtor in possession funding, with lenders or creditors during the Chapter 11 case and to comply with the restrictions imposed by the terms and conditions of the potential financing arrangements, if any; the timing or amount of any distributions, if any, to Clearside’s stakeholders; Clearside’s ability to retain senior management and other key personnel during the pendency of the Chapter 11 case; uncertainties inherent in the conduct of clinical trials, Clearside’s reliance on third parties over which it may not always have full control, Clearside’s ability to raise additional capital, and other risks and uncertainties that are described in Clearside’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the U.S. Securities and Exchange Commission (SEC) on March 27, 2025, Clearside’s Quarterly Report on Form 10-Q filed with the SEC on August 8, 2025 and Clearside’s other periodic reports filed with the SEC. Any forward-looking statements speak only as of the date of this press release and are based on information available to Clearside as of the date of this release, and Clearside assumes no obligation to, and does not intend to, update any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor and Media Contact:

ir@clearsidebio.com

Source: Clearside Biomedical, Inc.